                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                 Amendment No. 5

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Robert J. Katz
                                 Gregory K. Palm
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 August 1, 2000
                              --------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

-----------------------------
CUSIP NO. 38141G 10 4                                    13D
-----------------------------

-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Person                 (a)  [x]

    As to a group consisting of persons other than Covered Persons    (b)  [x]
-------------------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
-------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) OR 2(e)                                                            [ ]
    (Applies to each person listed on Appendix A.)
-------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
-------------------------------------------------------------------------------
                                 7. SOLE VOTING POWER (See Item 6)
     NUMBER OF                      As to Covered Shares, 0
      SHARES                        As to Uncovered Shares, as stated
   BENEFICIALLY                     in Appendix A
     OWNED BY                    -----------------------------------------------
     REPORTING                   8. SHARED VOTING POWER (See Item
      PERSON                        6) (Applies to each person
       WITH                         listed on Appendix A.)
                                    257,438,100 Covered Shares
                                    held by Covered Persons
                                    5,109 Uncovered Shares held by
                                    Covered Persons(3)
                                    1,510,376 Other Uncovered Shares held by
                                    Covered Persons(4)
                                    10,987,710 shares held by KAA(5)
                                    8,803,248 shares held by SBCM(5)/(6)
                                 -----------------------------------------------
                                 9. SOLE DISPOSITIVE POWER (See Item 6)
                                    As to Covered Shares, less than 1%
                                    As to Uncovered Shares, as stated in
                                    Appendix A
                                 -----------------------------------------------
                                10. SHARED DISPOSITIVE POWER (See
                                    Item 6):
                                    As to Covered Shares, 0
                                    As to Uncovered Shares, as stated in
                                    Appendix A
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON                                                     258,953,585(7)
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                           [x](7)
     (Applies to each person listed on Appendix A.)
-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               57.9%(7)
-------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.


---------------
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 88 private charitable foundations established by 88 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) The 8,803,248 shares held by SBCM exclude 7,440,362 shares of Nonvoting Common Stock held by SBCM which, although immediately convertible into Common Stock, cannot currently be converted by SBCM due to restrictions imposed under the Bank Holding Company Act of 1956, as amended. Please see the separate Schedule 13D filed by SBCM and any amendments thereto for information relating to such shares. Each Covered Person disclaims beneficial ownership as to the Nonvoting Common Stock held by SBCM.

(7) Excludes 10,987,710 and 8,803,248 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Bradley I. Abelow                                      0                0                 0                 0
Peter C. Aberg                                         0                0                 0                 0
Paul M. Achleitner                Austria              0                0                 0                 0
Alberto F. Ades                  Argentina             0                0                 0                 0
Gregory A. Agran                                       0                0                 0                 0
Raanan A. Agus                                         0                0                 0                 0
Jonathan R. Aisbitt                 UK                 0                0                 0                 0
Elliot M. Alchek                                       0                0                 0                 0
Andrew M. Alper                                        0                0                 0                 0
Philippe J. Altuzarra             France               0                0                 0                 0
Lay Pheng Ang                    Singapore             0                0                 0                 0
Kazutaka P. Arai                 North Korea/          0                0                 0                 0
                                 South Korea
David M. Atkinson                   UK                 0                0                 0                 0
Mitchel J. August                                      0                0                 0                 0
Armen A. Avanessians                                   0                0                 0                 0
Dean C. Backer                                         0                0                 0                 0
Michiel J. Bakker             The Netherlands          0                0                 0                 0
Mark E. Bamford                                        0                0                 0                 0
John S. Barakat                                        0                0                 0                 0
Barbara J. Basser-Bigio                                0                0                 0                 0
Carl-Georg                        Germany              0                0                 0                 0
Bauer-Schlichtegroll
David Baum                                             0                0                 0                 0
Patrick Y. Baune                  France               0                0                 0                 0
Robert A. Beckwitt                                     0                0                 0                 0
Jonathan A. Beinner                                    0                0                 0                 0
Ron E. Beller                                          0                0                 0                 0
Tarek M. Ben Halim             Saudi Arabia            0                0                 0                 0
Jaime I. Bergel                    Spain               0                0                 0                 0
Milton R. Berlinski           The Netherlands          0                0                 0                 0
Andrew S. Berman                                       0                0                 0                 0
Frances R. Bermanzohn                                  0                0                 0                 0
Stuart N. Bernstein                                    0                0                 0                 0
Robert A. Berry                     UK                 0                0                 0                 0
Jean-Luc Biamonti                 Monaco               0                0                 0                 0
James J. Birch                      UK                 0                0                 0                 0
Lloyd C. Blankfein                                     0                0                 0                 0
David W. Blood                                         0                0                 0                 0
Randall A. Blumenthal                                  0                0                 0                 0

                                     ITEM 6                                                               ITEM 10
                                  CITIZENSHIP         ITEM 7                                               SHARED
                                 (UNITED STATES    SOLE VOTING         ITEM 8            ITEM 9         DISPOSITIVE
                                     UNLESS          POWER OF      SHARED VOTING    SOLE DISPOSITIVE      POWER OF
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF          POWER OF         UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)         SHARES      UNCOVERED SHARES  UNCOVERED SHARES       SHARES
  --------------------------       ----------         ------      ----------------  ----------------       ------
David R. Boles                                          0                0                  0                0
Alison L. Bott                         UK               0                0                  0                0
Charles W.A. Bott                      UK               0                0                  0                0
Charles C. Bradford III                                 0                0                  0                0
Benjamin S. Bram                                        0                0                  0                0
Thomas C. Brasco                                        0                0                  0                0
Daniel G. Brennan                                       0                0                  0                0
Peter L. Briger, Jr.                                    0                0                  0                0
Craig W. Broderick                                      0                0                  0                0
Richard J. Bronks                      UK               0                0                  0                0
Charles K. Brown                       UK               0                0                  0                0
James K. Brown                                          0                0                  0                0
Peter D. Brundage                                       0                0                  0                0
Sholom Bryski                                           0                0                  0                0
John J. Bu                                              0                0                  0                0
Lawrence R. Buchalter                                   0                0                  0                0
Mark J. Buisseret                      UK               0                0                  0                0
Steven M. Bunson                                        0                0                  0                0
Timothy B. Bunting                     UK               0                0                  0                0
Andrew J. Burke-Smith                Canada             0                0                  0                0
Calvert C. Burkhart                                     0                0                  0                0
Michael S. Burton                      UK               0                0                  0                0
George H. Butcher III                                   0                0                  0                0
Mary D. Byron                                           0                0                  0                0
Lawrence V. Calcano                                     0                0                  0                0
Elizabeth V. Camp                                       0                0                  0                0
John D. Campbell                                        0                0                  0                0
Laurie G. Campbell                   Canada             0                0                  0                0
Richard M. Campbell-Breeden            UK               0                0                  0                0
Carmine C. Capossela                                    0                0                  0                0
Mark M. Carhart                                         0                0                  0                0
Anthony H. Carpet                                       0                0                  0                0
Michael J. Carr                                         0                0                  0                0
Christopher J. Carrera                                  0                0                  0                0
Virginia E. Carter                                      0                0                  0                0
Calvin R. Carver, Jr.                                   0                0                  0                0
Mary Ann Casati                                         0                0                  0                0
Chris Casciato                                          0                0                  0                0
Douglas W. Caterfino                                    0                0                  0                0
Michael J. Certo                                        0                0                  0                0
Varkki P. Chacko                   USA/India            0                0                  0                0
David K. Chang                       Taiwan             0                0                  0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Thomas P. Chang                                      0                 0                  0                0
Sacha A. Chiaramonte             Germany             0                 0                  0                0
Andrew A. Chisholm                Canada             0                 0                  0                0
Robert J. Christie                                   0                 0                  0                0
Peter T. Cirenza                                     0                 0                  0                0
Kent A. Clark                     Canada             0                 0                  0                0
Zachariah Cobrinik                                   0                 0                  0                0
Abby Joseph Cohen                                    0                 0                  0                0
Lawrence H. Cohen                                    0                 0                  0                0
Marc I. Cohen                                        0                 0                  0                0
Gary D. Cohn                                         0                 0                  0                0
Christopher A. Cole                                  0                 0                  0                0
Timothy J. Cole                                      0                 0                  0                0
Laura C. Conigliaro                                  0                 0                  0                0
Liam Connell                                         0                 0                  0                0
Thomas G. Connolly             Ireland/USA           0                 0                  0                0
Frank T. Connor                                      0                 0                  0                0
Donna L. Conti                                       0                 0                  0                0
Karen R. Cook                       UK               0                 0                  0                0
Edith W. Cooper                                      0                 0                  0                0
Philip A. Cooper                                     0                 0                  0                0
Carlos A. Cordeiro                                   0                 0                  0                0
Henry Cornell                                        0                 0                  0                0
E. Gerald Corrigan                                   0                 0                  0                0
Jon S. Corzine                                       0                 0                  0                0
Claudio Costamagna                Italy              0                 0                  0                0
Frank L. Coulson, Jr.                                0                 0                  0                0
Kenneth Courtis                                      0                 0                  0                0
Randolph L. Cowen                                    0                 0                  0                0
Neil D. Crowder                                      0                 0                  0                0
Eduardo A. Cruz                                      0                 0                  0                0
John P. Curtin, Jr.                                  0                 0                  0                0
John W. Curtis                                       0                 0                  0                0
Stephen C. Daffron                                   0                 0                  0                0
John S. Daly                     Ireland             0                 0                  0                0
Philip M. Darivoff                                   0                 0                  0                0
Matthew S. Darnall                                   0                 0                  0                0
Timothy D. Dattels                Canada             0                 0                  0                0

                                     ITEM 10
                                     ITEM 6                                                  ITEM 9           SHARED
                                   CITIZENSHIP           ITEM 7            ITEM 8             SOLE         DISPOSITIVE
                                 (UNITED STATES       SOLE VOTING      SHARED VOTING      DISPOSITIVE        POWER OF
           ITEM 1               UNLESS OTHERWISE        POWER OF          POWER OF          POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS        INDICATED)       UNCOVERED SHARES  UNCOVERED SHARES  UNCOVERED SHARES      SHARES
 --------------------------        ----------       ----------------  ----------------  ----------------      ------
Gavyn Davies                           UK                  0                 0                 0                0
Michael G. De Lathauwer              Belgium               0                 0                 0                0
David A. Dechman                                           0                 0                 0                0
Mark Dehnert                                               0                 0                 0                0
Paul C. Deighton                       UK                  0                 0                 0                0
James Del Favero                    Australia              0                 0                 0                0
Juan A. Del Rivero                    Spain                0                 0                 0                0
Robert V. Delaney, Jr.                                     0                 0                 0                0
Joseph Della Rosa                                          0                 0                 0                0
Emanuel Derman                                             0                 0                 0                0
Martin R. Devenish                     UK                  0                 0                 0                0
Andrew C. Devenport                    UK                  0                 0                 0                0
Stephen D. Dias                        UK                  0                 0                 0                0
Armando A. Diaz                                            0                 0                 0                0
Alexander C. Dibelius                Germany               0                 0                 0                0
Paul M. DiNardo                                            0                 0                 0                0
Simon P. Dingemans                     UK                  0                 0                 0                0
Sandra D'Italia                                            0                 0                 0                0
Michele I. Docharty                                        0                 0                 0                0
Paula A. Dominick                                          0                 0                 0                0
Noel B. Donohoe                      Ireland               0                 0                 0                0
Jana Hale Doty                                             0                 0                 0                0
Robert G. Doumar, Jr.                                      0                 0                 0                0
Thomas M. Dowling                                          0                 0                 0                0
John O. Downing                                            0                 0                 0                0
Michael B. Dubno                                           0                 0                 0                0
Connie K. Duckworth                                        0                 0                 0                0
William C. Dudley                                          0                 0                 0                0
Brian J. Duffy                                             0                 0                 0                0
Matthieu B. Duncan                                         0                 0                 0                0
C. Steven Duncker                                          0                 0                 0                0
Karlo J. Duvnjak                     Canada                0                 0                 0                0
Jay S. Dweck                                               0                 0                 0                0
Gordon E. Dyal                                             0                 0                 0                0
Isabelle Ealet                       France                0                 0                 0                0
Glenn P. Earle                         UK                  0                 0                 0                0
Paul S. Efron                                              0                 0                 0                0
Herbert E. Ehlers                                          0                 0                 0                0
Alexander S. Ehrlich                                       0                 0                 0                0
John E. Eisenberg                                          0                 0                 0                0
Edward K. Eisler                     Austria               0                 0                 0                0

                                      ITEM 6                                                              ITEM 10
                                   CITIZENSHIP                          ITEM 8           ITEM 9           SHARED
                                  (UNITED STATES        ITEM 7       SHARED VOTING        SOLE          DISPOSITIVE
                                      UNLESS         SOLE VOTING       POWER OF       DISPOSITIVE        POWER OF
            ITEM 1                  OTHERWISE          POWER OF        UNCOVERED        POWER OF         UNCOVERED
  NAMES OF REPORTING PERSONS        INDICATED)     UNCOVERED SHARES     SHARES       UNCOVERED SHARES      SHARES
  --------------------------        ----------     ----------------     ------       ----------------      ------
Glenn D. Engel                                            0                0                0                0
Davide G. Erro                        Italy               0                0                0                0
Michael P. Esposito                                       0                0                0                0
George C. Estey                       Canada              0                0                0                0
Mark D. Ettenger                                          0                0                0                0
Bruce J. Evans                                            0                0                0                0
J. Michael Evans                      Canada              0                0                0                0
W. Mark Evans                         Canada              0                0                0                0
Charles P. Eve                          UK                0                0                0                0
Brian F. Farr                                             0                0                0                0
Elizabeth C. Fascitelli                                   0                0                0                0
Jeffrey F. Fastov                                         0                0                0                0
Pieter Maarten Feenstra          The Netherlands          0                0                0                0
Steven M. Feldman                                         0                0                0                0
Laurie R. Ferber                                          0                0                0                0
Robert P. Fisher, Jr.                                     0                0                0                0
Lawton W. Fitt                                            0                0                0                0
Stephen C. Fitzgerald               Australia             0                0                0                0
Thomas M. Fitzgerald III                                  0                0                0                0
Daniel M. Fitzpatrick                                     0                0                0                0
James A. Fitzpatrick                                      0                0                0                0
David N. Fleischer                                        0                0                0                0
David B. Ford                                             0                0                0                0
Edward C. Forst                                           0                0                0                0
George B. Foussianes                                      0                0                0                0
Oliver L. Frankel                                         0                0                0                0
Matthew T. Fremont-Smith                                  0                0                0                0
Christopher G. French                   UK                0                0                0                0
Richard A. Friedman                                       0                0                0                0
Matthias K. Frisch                 Switzerland            0                0                0                0
C. Douglas Fuge                                           0                0                0                0
Shirley Fung                            UK                0                0                0                0
Joseph D. Gatto                                           0                0                0                0
Emmanuel Gavaudan                     France              0                0                0                0
Nicholas J. Gaynor                      UK                0                0                0                0
Eduardo B. Gentil                                         0                0                0                0
Peter C. Gerhard                                          0                0                0                0
Nomi P. Ghez                        Israel/USA            0                0                0                0
Scott A. Gieselman                                        0                0                0                0
H. John Gilbertson, Jr.                                   0                0                0                0

                                                                                                            ITEM 10
                                     ITEM 6                               ITEM 8                             SHARED
                                  CITIZENSHIP          ITEM 7         SHARED VOTING        ITEM 9         DISPOSITIVE
                                (UNITED STATES       SOLE VOTING        POWER OF      SOLE DISPOSITIVE     POWER OF
           ITEM 1              UNLESS OTHERWISE       POWER OF          UNCOVERED         POWER OF         UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)      UNCOVERED SHARES       SHARES       UNCOVERED SHARES      SHARES
 --------------------------       ----------      ----------------       ------       ----------------      ------
Joseph H. Gleberman                                       0                 0                 0                0
Richard J. Gnodde                Ireland/South            0                 0                 0                0
                                    Africa
Jeffrey B. Goldenberg                                     0             2,860(8)              0            2,860(8)
Jacob D. Goldfield                                        0                 0                 0                0
James S. Golob                                            0                 0                 0                0
Amy O. Goodfriend                                         0                 0                 0                0
Jay S. Goodgold                                           0                 0                 0                0
Andrew M. Gordon                                          0                 0                 0                0
Anthony J. Gordon                                         0                 0                 0                0
Robert D. Gottlieb                                        0                 0                 0                0
Frank J. Governali                                        0                 0                 0                0
Lorenzo Grabau                       Italy                0                 0                 0                0
Geoffrey T. Grant                                         0                 0                 0                0
William M. Grathwohl                                      0                 0                 0                0
David J. Greenwald                                        0                 0                 0                0
Louis S. Greig                        UK                  0                 0                 0                0
Peter W. Grieve                                           0                 0                 0                0
Christopher Grigg                     UK                  0                 0                 0                0
Douglas C. Grip                                           0                 0                 0                0
Eric P. Grubman                                           0                 0                 0                0
Celeste A. Guth                                           0                 0                 0                0
Joseph D. Gutman                                          0                 0                 0                0
Erol Hakanoglu                      Turkey                0                 0                 0                0
Roger C. Harper                                           0                 0                 0                0
Charles T. Harris III                                     0                 0                 0                0
Robert S. Harrison                                        0                 0                 0                0
Shelley A. Hartman                                        0                 0                 0                0
Paul R. Harvey                                            0                 0                 0                0
Arthur J. Hass                                            0                 0                 0                0
Nobumichi Hattori                    Japan                0                 0                 0                0
Stephen J. Hay                        UK                  0                 0                 0                0
Walter H. Haydock                                         0                 0                 0                0
Isabelle Hayen                      Belgium               0                 0                 0                0
Keith L. Hayes                        UK                  0                 0                 0                0
Thomas J. Healey                                          0                 0                 0                0
John P. Heanue                                            0                 0                 0                0
Robert C. Heathcote                   UK                  0                 0                 0                0


----------------------------------
(8)    Shared with family members.

                                    ITEM 6                                              ITEM 9
                                  CITIZENSHIP        ITEM 7                              SOLE            ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8         DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF        DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED         POWER OF         UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS      INDICATED)         SHARES       UNCOVERED SHARES      SHARES       UNCOVERED SHARES
  --------------------------      ----------         ------       ----------------      ------       ----------------
Sylvain M. Hefes                    France              0                0                 0                0
David B. Heller                                         0                0                 0                0
Steven M. Heller                                        0                0                 0                0
R. Douglas Henderson                                    0                0                 0                0
David L. Henle                                          0                0                 0                0
Mary C. Henry                                           0                0                 0                0
Raimund W. Herden                   Germany             0                0                 0                0
Bruce A. Heyman                                         0                0                 0                0
Robert E. Higgins                                       0                0                 0                0
Joanne M. Hill                                          0                0                 0                0
M. Roch Hillenbrand                                     0                0                 0                0
Maykin Ho                                               0                0                 0                0
Timothy E. Hodgson                  Canada              0                0                 0                0
Jacquelyn M. Hoffman-Zehner         Canada              0                0                 0                0
Christopher G. Hogg             New Zealand/USA         0                0                 0                0
Daniel E. Holland III                                   0                0                 0                0
Teresa E. Holliday                                      0                0                 0                0
Gregory T. Hoogkamp                                     0                0                 0                0
Thomas J. Hopkins                                       0                0                 0                0
Robert D. Hormats                                       0                0                 0                0
Robert G. Hottensen, Jr.                                0                0                 0                0
Michael R. Housden                    UK                0                0                 0                0
Paul J. Huchro                                          0                0                 0                0
James A. Hudis                                          0                0                 0                0
Terry P. Hughes                     Ireland             0                0                 0                0
Bimaljit S. Hundal                    UK                0                0                 0                0
Edith A. Hunt                                           0                0                 0                0
Susan J. Hunt                         UK                0                0                 0                0
Fern Hurst                                              0                0                 0                0
Robert J. Hurst                                         0                0                 0                0
Toni Infante                                            0                0                 0                0
Francis J. Ingrassia                                    0                0                 0                0
Timothy J. Ingrassia                                    0                0                 0                0
Masahiro Iwano                       Japan              0                0                 0                0
Raymond J. Iwanowski                                    0                0                 0                0
William L. Jacob III                                    0                0                 0                0
Mark M. Jacobs                                          0                0                 0                0
Richard I. Jaffee                                       0                0                 0                0
Reuben Jeffery III                                      0                0                 0                0
Stefan J. Jentzsch                  Germany             0                0                 0                0
Dan H. Jester                                           0                0                 0                0
Daniel J. Jick                                          0                0                 0                0
Robert H. Jolliffe                    UK                0                0                 0                0
Andrew J. Jonas                                         0                0                 0                0

                                                                                       ITEM 9
                                     ITEM 6            ITEM 7           ITEM 8          SOLE            ITEM 10
                                   CITIZENSHIP      SOLE VOTING     SHARED VOTING    DISPOSITIVE         SHARED
                                 (UNITED STATES       POWER OF          POWER OF      POWER OF        DISPOSITIVE
            ITEM 1              UNLESS OTHERWISE     UNCOVERED        UNCOVERED       UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS       INDICATED)          SHARES           SHARES         SHARES       UNCOVERED SHARES
  --------------------------       ----------          ------           ------         ------       ----------------
Robert C. Jones                                          0                0                0                0
Chansoo Joung                                            0                0                0                0
Andrew J. Kaiser                                         0                0                0                0
Ann F. Kaplan                                            21               0               21                0
Barry A. Kaplan                                          0                0                0                0
David A. Kaplan                                          0                0                0                0
Jason S. Kaplan                                          0                0                0                0
Robert S. Kaplan                                         0                0                0                0
Scott B. Kapnick                                         0                0                0                0
Erland S. Karlsson                   Sweden              0                0                0                0
James M. Karp                                            0                0                0                0
Richard Katz                                             0                0                0                0
Robert J. Katz                                           0                0                0                0
Sofia Katzap                                             0                0                0                0
David K. Kaugher                                         0                0                0                0
Tetsuya Kawano                        Japan              0                0                0                0
R. Mark Keating                                          0                0                0                0
John L. Kelly                                            0                0                0                0
Kevin W. Kennedy                                         0                0                0                0
Thomas J. Kenny                                          0                0                0                0
Lawrence S. Keusch                                       0                0                0                0
Rustom N. Khandalavala                                   0                0                0                0
Peter D. Kiernan III                                     0                0                0                0
James T. Kiernan, Jr.                                    0                0                0                0
Sun Bae Kim                          Canada              0                0                0                0
Douglas W. Kimmelman                                     0                0                0                0
Colin E. King                        Canada              0                0                0                0
Robert C. King, Jr.                                      0                0                0                0
Adrian P. Kingshott                    UK                0                0                0                0
Timothy M. Kingston                                      0                0                0                0
Lincoln Kinnicutt                                        0                0                0                0
Ewan M. Kirk                           UK                0                0                0                0
Daniel H. Klebes II                                      0                0                0                0
Michael K. Klingher                                      0                0                0                0
Craig A. Kloner                                          0                0                0                0
Jonathan R. Knight                     UK                0                0                0                0

                                    ITEM 6                                            ITEM 9
                                  CITIZENSHIP        ITEM 7           ITEM 8           SOLE            ITEM 10
                                (UNITED STATES     SOLE VOTING     SHARED VOTING    DISPOSITIVE         SHARED
                                    UNLESS          POWER OF         POWER OF        POWER OF        DISPOSITIVE
            ITEM 1                 OTHERWISE        UNCOVERED       UNCOVERED        UNCOVERED         POWER OF
  NAMES OF REPORTING PERSONS      INDICATED)         SHARES          SHARES           SHARES       UNCOVERED SHARES
  --------------------------      ----------         ------          ------           ------       ----------------
Bradford C. Koenig                                      0                0                0                0
Mark J. Kogan                                           0                0                0                0
Stanley Kogelman                                        0                0                0                0
Jonathan L. Kolatch                                     0                0                0                0
Richard E. Kolman                                       0                0                0                0
David J. Kostin                                         0                0                0                0
Koji Kotaka                          Japan              0                0                0                0
Peter S. Kraus                                          0               15(9)             0               15(9)
Lawrence Kutscher                                       0                0                0                0
Christoph M. Ladanyi                Austria             0                0                0                0
Peggy A. Lamb                                           0                0                0                0
David  G. Lambert                                       0                0                0                0
Thomas K. Lane                                          0                0                0                0
Pierre F. Lapeyre, Jr.                                  0                0                0                0
Bruce M. Larson                                         0                0                0                0
Thomas D. Lasersohn                                     0                0                0                0
Anthony D. Lauto                                        0                0                0                0
John J. Lauto                                           0                0                0                0
Matthew Lavicka                                         0                0                0                0
David N. Lawrence                                       0                0                0                0
Peter Layton                                            0                0                0                0
Susan R. Leadem                                         0                0                0                0
Andrew D. Learoyd                     UK                0                0                0                0
Chang-Ho J. Lee                 USA/South Korea         0                0                0                0
Donald C. Lee                                           0                0                0                0
Kenneth H. M. Leet                                      0                0                0                0
Anthony J. Leitner                                      0                0                0                0
Paulo C. Leme                                           0                0                0                0
Hughes B. Lepic                     France              0                0                0                0
Alan B. Levande                                         0                0                0                0
Ronald S. Levin                                         0                0                0                0
Jack Levy                                               0                0                0                0
Thomas B. Lewis, Jr.                                    0                0                0                0
Mark E. Leydecker                                       0                0                0                0
Matthew G. L'Heureux                                    0                0                0                0
Gwen R. Libstag                                         0                0                0                0
Stephen C. Lichtenauer                                  0                0                0                0
Roger A. Liddell                      UK                0                0                0                0
Richard J. Lieb                                         0                0                0                0
Mitchell J. Lieberman                                   0                0                0                0
Syaru Shirley Lin                                       0                0                0                0
Josephine Linden                      UK                0                0                0                0
Lawrence H. Linden                                      0                0                0                0
Robert Litterman                                        0                0                0                0



----------------------------------
(9)    Shared with family members.

                                      ITEM 6                                                               ITEM 10
                                   CITIZENSHIP                            ITEM 8           ITEM 9           SHARED
                                  (UNITED STATES        ITEM 7            SHARED           SOLE          DISPOSITIVE
                                      UNLESS          SOLE VOTING      VOTING POWER     DISPOSITIVE        POWER OF
            ITEM 1                  OTHERWISE          POWER OF        OF UNCOVERED      POWER OF         UNCOVERED
  NAMES OF REPORTING PERSONS        INDICATED)     UNCOVERED SHARES       SHARES      UNCOVERED SHARES      SHARES
  --------------------------        ----------     ----------------       ------      ----------------      ------
Robert H. Litzenberger                                     0                0               0                0
David McD A. Livingstone            Australia              0                0               0                0
Douglas F. Londal                                          0                0               0                0
Jacques M. Longerstaey             USA/Belgium             0                0               0                0
Jonathan M. Lopatin                                        0                0               0                0
Francisco Lopez-Balboa                                     0                0               0                0
Victor M. Lopez-Balboa                                     0                0               0                0
Antigone Loudiadis                      UK                 0                0               0                0
C. Richard Lucy                                            0                0               0                0
Michael C. Luethke                                         0                0               0                0
Kevin L. Lundeen                                           0                0               0                0
Michael R. Lynch                                           0                0               0                0
Shogo Maeda                           Japan                0                0               0                0
John A. Mahoney                                            0                0               0                0
Sean O. Mahoney                                            0                0               0                0
Russell E. Makowsky                                        0                0               0                0
Peter G. C. Mallinson                   UK                 0                0               0                0
Kathleen M. Maloney                                        0                0               0                0
Charles G. R. Manby                     UK                 0                0               0                0
Robert S. Mancini                                          0                0               0                0
Barry A. Mannis                                            0                0               0                0
Arthur S. Margulis, Jr.                                    0                0               0                0
Jorge O. Mariscal                     Mexico               0                0               0                0
Richard J. Markowitz                                       0                0               0                0
Ronald G. Marks                                            0                0               0                0
Robert J. Markwick                      UK                 0                0               0                0
Eff W. Martin                                              0                0               0                0
Jacques Martin                        Canada               0                0               0                0
John J. Masterson                                          0                0               0                0
David J. Mastrocola                                        0                0               0                0
Kathy M. Matsui                                            0                0               0                0
Tadanori Matsumura                    Japan                0                0               0                0
Heinz Thomas Mayer                   Germany               0                0               0                0
Thomas J. McAdam                                           0                0               0                0
Richard F. McArdle                                         0                0               0                0
Theresa E. McCabe                                          0                0               0                0
Joseph M. McConnell                                        0                0               0                0

                                   ITEM 6
                                CITIZENSHIP         ITEM 7                             ITEM 9           ITEM 10
                               (UNITED STATES    SOLE VOTING         ITEM 8             SOLE             SHARED
                                   UNLESS          POWER OF      SHARED VOTING      DISPOSITIVE       DISPOSITIVE
           ITEM 1                OTHERWISE        UNCOVERED         POWER OF          POWER OF          POWER OF
 NAMES OF REPORTING PERSONS      INDICATED)         SHARES      UNCOVERED SHARES  UNCOVERED SHARES  UNCOVERED SHARES
 --------------------------      ----------         ------      ----------------  ----------------  ----------------
Mark E. McGoldrick                                    0                0                 0                 0
Joseph P. McGrath Jr.                                 0                0                 0                 0
Stephen J. McGuinness                                 0                0                 0                 0
John C. McIntire                                      0                0                 0                 0
John W. McMahon                                       0                0                 0                 0
Geraldine F. McManus                                  0                0                 0                 0
Richard P. McNeil                 Jamaica             0                0                 0                 0
Audrey A. McNiff                                      0                0                 0                 0
Anne Welsh McNulty                                    0                0                 0                 0
John P. McNulty                                       0                0                 0                 0
E. Scott Mead                                         0                0                 0                 0
David M. Meerschwam           The Netherlands         0                0                 0                 0
Sanjeev K. Mehra                   India              0                0                 0                 0
Michael C. Melignano                                  0                0                 0                 0
Amos Meron                       USA/Israel           0                0                 0                 0
T. Willem Mesdag                                      0                0                 0                 0
Andrew L. Metcalfe                   UK               0                0                 0                 0
Michael R. Miele                                      0                0                 0                 0
Gunnar T. Miller                                      0                0                 0                 0
Kenneth A. Miller                                     0                0                 0                 0
Therese L. Miller                                     0                0                 0                 0
James E. Milligan                                     0                0                 0                 0
Eric M. Mindich                                       0                0                 0                 0
Peter A. Mindnich                                     0                0                 0                 0
Edward S. Misrahi                  Italy              0                0                 0                 0
Steven T. Mnuchin                                     0                0                 0                 0
Kurt C. Mobley                                        0                0                 0                 0
Masanori Mochida                   Japan              0                0                 0                 0
Karsten N. Moller                 Denmark             0                0                 0                 0
Thomas K. Montag                                      0                0                 0                 0
Wayne L. Moore                                        0                0                 0                 0
Yukihiro Moroe                     Japan              0                0                 0                 0
Robert B. Morris III                                  0                0                 0                 0
Michael P. Mortara                                    0                0                 0                 0
Jennifer Moses                                        0                0                 0                 0
Jeffrey M. Moslow                                     0                0                 0                 0

                                       ITEM 6                                                               ITEM 10
                                    CITIZENSHIP        ITEM 7                              ITEM 9           SHARED
                                      (UNITED       SOLE VOTING         ITEM 8              SOLE          DISPOSITIVE
                                   STATES UNLESS      POWER OF       SHARED VOTING      DISPOSITIVE        POWER OF
             ITEM 1                  OTHERWISE       UNCOVERED         POWER OF           POWER OF         UNCOVERED
   NAMES OF REPORTING PERSONS        INDICATED)        SHARES      UNCOVERED SHARES   UNCOVERED SHARES      SHARES
   --------------------------        ----------        ------      ----------------   ----------------      ------
Sharmin Mossavar-Rahmani                 UK              0                 0                 0                 0
Gregory T. Mount                                         0                 0                 0                 0
Ian Mukherjee                            UK              0                 0                 0                 0
Edward A. Mule                                           0                 0                 0                 0
Eric D. Mullins                                          0                 0                 0                 0
Donald J. Mulvihill                                      0                 0                 0                 0
Patrick E. Mulvihill                  Ireland            0                 0                 0                 0
Richard A. Murley                        UK              0                 0                 0                 0
Philip D. Murphy                                         43                0                 43                0
Thomas S. Murphy, Jr.                                    0                 0                 0                 0
Gaetano J. Muzio                                         0                 0                 0                 0
Michiya Nagai                          Japan             0                 0                 0                 0
Gabrielle U. Napolitano                                  0                 0                 0                 0
Avi M. Nash                                              0                 0                 0                 0
Trevor P. Nash                           UK              0                 0                 0                 0
Warwick M. Negus                     Australia           0                 0                 0                 0
Daniel M. Neidich                                        22                0                 22                0
Kipp M. Nelson                                           0                 0                 0                 0
Robin Neustein                                           0                 0                 0                 0
Duncan L. Niederauer                                     0                 0                 0                 0
Susan M. Noble                           UK              0                 0                 0                 0
Suok J. Noh                                              0                 0                 0                 0
Suzanne M. Nora Johnson                                  0                 0                 0                 0
Christopher K. Norton                                    0                 0                 0                 0
Michael E. Novogratz                                     0                 0                 0                 0
Jay S. Nydick                                            0                 0                 0                 0
Katherine K. Oakley                                      0                 0                 0                 0
Alok Oberoi                            India             0                 0                 0                 0
David Ogens                                              0                 0                 0                 0
Jinsuk T. Oh                        South Korea          0                 0                 0                 0
John C. O'Hara                                           0                 0                 0                 0
Terence J. O'Neill                       UK              0                 0                 0                 0
Timothy J. O'Neill                                       0                 0                 0                 0
Richard T. Ong                        Malaysia           0                 0                 0                 0
Ronald M. Ongaro                                         0                 0                 0                 0
Donald C. Opatrny, Jr.                                   0                 0                 0                 0
Daniel B. O'Rourke                                       0                 0                 0                 0

                                     ITEM 6                                               ITEM 9           ITEM 10
                                   CITIZENSHIP                           ITEM 8            SOLE            SHARED
                                 (UNITED STATES        ITEM 7         SHARED VOTING     DISPOSITIVE      DISPOSITIVE
                                     UNLESS          SOLE VOTING        POWER OF         POWER OF         POWER OF
            ITEM 1                  OTHERWISE         POWER OF          UNCOVERED        UNCOVERED        UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)     UNCOVERED SHARES       SHARES           SHARES           SHARES
  --------------------------       ----------     ----------------       ------           ------           ------
Robert J. O'Shea                                          0                 0                0                0
Joel D. Ospa                                              0                 0                0                0
Greg M. Ostroff                                           0                 0                0                0
Terence M. O'Toole                                        0                 0                0                0
Robert J. Pace                                            0                 0                0                0
Robert N. Packer                                          0                 0                0                0
Gregory K. Palm                                           0                 0                0                0
Mukesh K. Parekh                                          0                 0                0                0
Geoffrey M. Parker                                        0                 0                0                0
Melissa B. Patrusky                                       0                 0                0                0
Henry M. Paulson, Jr.                                     0                 0                0                0
David B. Philip                                           0                 0                0                0
Paul A. Phillips                                          0                 0                0                0
Alberto M. Piedra, Jr.                                    0                 0                0                0
Stephen R. Pierce                                         0                 0                0                0
Philip J. Pifer                                           0                 0                0                0
Scott M. Pinkus                                           0                 0                0                0
Timothy C. Plaut                     Germany              0                 0                0                0
Andrea Ponti                        Italy/USA             0                 0                0                0
Ellen R. Porges                                           0                 0                0                0
Wiet H. M. Pot                   The Netherlands          0                 0                0                0
Michael J. Poulter                     UK                 0                 0                0                0
John J. Powers                                            0                 0                0                0
Richard H. Powers                                         0                 0                0                0
Michael A. Price                                          0                 0                0                0
Scott Prince                                              0                 0                0                0
Nomi M. Prins                                             0                 0                0                0
Goran V. Puljic                                           0                 0                0                0
Alok Puri                              UK                 0                 0                0                0
Kevin A. Quinn                                            0                 0                0                0
Stephen D. Quinn                                          0                 0                0                0
John J. Rafter                       Ireland              0                 0                0                0
Jonathan Raleigh                                          0                 0                0                0
Dioscoro-Roy I. Ramos             Phillippines            0                 0                0                0
Gregory G. Randolph                                       0                 0                0                0
Charlotte P. Ransom                    UK                 0                 0                0                0
Michael G. Rantz                                          0                 0                0                0
Joseph Ravitch                                            0                 0                0                0
Girish V. Reddy                                           0                 0                0                0
Arthur J. Reimers III                                     0                 0                0                0
Anthony John Reizenstein               UK                 0                 0                0                0
James P. Riley, Jr.                                       0                 0                0                0
Kimberly E. Ritrievi                                      0                 0                0                0
John Rizner                                               0                 0                0                0
Simon M. Robertson                     UK                 0                 0                0                0

                                  ITEM 6            ITEM 7           ITEM 8            ITEM 9           ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING         SOLE             SHARED
                              (UNITED STATES       POWER OF         POWER OF        DISPOSITIVE       DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF          POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES  UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------  ----------------
J. David Rogers                                        0                0                0                 0
John F. W. Rogers                                      0                0                0                 0
Emmanuel Roman                    France               0                0                0                 0
Eileen P. Rominger                                     0                0                0                 0
Pamela P. Root                                         0                0                0                 0
Ralph F. Rosenberg                                     0                0                0                 0
Jacob D. Rosengarten                                   0                0                0                 0
Richard J. Rosenstein                                  0                0                0                 0
Ivan Ross                                              0                0                0                 0
Stuart M. Rothenberg                                   0                0                0                 0
Stuart R. Rubenstein                                   0                0                0                 0
Michael S. Rubinoff                                    0                0                0                 0
Ernest H. Ruehl, Jr.                                   0                0                0                 0
Paul M. Russo                                          0                0                0                 0
Richard M. Ruzika                                      0                0                0                 0
Jeri Lynn Ryan                                         0                0                0                 0
John C. Ryan                                           0                0                0                 0
Michael D. Ryan                                        0                0                0                 0
Katsunori Sago                     Japan               0                0                0                 0
Pablo J. Salame                   Ecuador              0                0                0                 0
J. Michael Sanders                                     0                0                0                 0
Allen Sangines-Krause             Mexico               0                0                0                 0
Richard A. Sapp                                        0                0                0                 0
Joseph Sassoon                    Israel               0                0                0                 0
Tsutomu Sato                       Japan              240               0               240                0
Muneer A. Satter                                       0                0                0                 0
Jonathan S. Savitz                                     0                0                0                 0
Peter Savitz                                           0                0                0                 0
Paul S. Schapira                   Italy               0                0                0                 0
P. Sheridan Schechner                                1,000              0              1,000               0
Gary B. Schermerhorn                                   0                0                0                 0
Mitchell I. Scherzer              Canada               0                0                0                 0
Howard B. Schiller                                     0                0                0                 0
Jeffrey W. Schroeder                                   0                0                0                 0
Antoine Schwartz                  France               0                0                0                 0
Eric S. Schwartz                                       0                0                0                 0
Harvey M. Schwartz                                     0                0                0                 0
Mark Schwartz                                          0                0                0                 0
Steven M. Scopellite                                   0                0                0                 0
David J. Scudellari                                    0                0                0                 0
Charles B. Seelig, Jr.                                 0                0                0                 0
Karen D. Seitz                                         0                0                0                 0
Randolph Sesson, Jr.                                   0                0                0                 0
Steven M. Shafran                                      0                0                0                 0

                                     ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                                  CITIZENSHIP       SOLE VOTING          ITEM 8              SOLE         DISPOSITIVE
                                (UNITED STATES       POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
Richard S. Sharp                      UK                 0                 0                  0                0
John P. Shaughnessy                                      0                 0                  0                0
Robert J. Shea, Jr.                                      0                 0                  0                0
James M. Sheridan                                        0                 0                  0                0
Richard G. Sherlund                                      0                 0                  0                0
Michael S. Sherwood                   UK                 0                 0                  0                0
Michael H. Siegel                                        0                 0                  0                0
Howard A. Silverstein                                    0                 0                  0                0
Richard P. Simon                                         0                 0                  0                0
Victor R. Simone, Jr.                                    0                 0                  0                0
Dinakar Singh                                            0                 0                  0                0
Ravi M. Singh                                            0                 0                  0                0
Ravi Sinha                         India/USA             0                 0                  0                0
Allen W. Sinsheimer                                      0                 0                  0                0
Edward M. Siskind                                        0                 0                  0                0
Christian J. Siva-Jothy               UK                 0                 0                  0                0
Mark F. Slaughter                                        0                 0                  0                0
Linda J. Slotnick                                        0                 0                  0                0
Cody J Smith                                             0                 0                  0                0
Derek S. Smith                                           0                 0                  0                0
Michael M. Smith                                         0                 0                  0                0
Sarah E. Smith                        UK                 0                 0                  0                0
Trevor A. Smith                       UK                 0                 0                  0                0
Randolph C. Snook                                        0                 8(10)              0                8(10)
Jonathan S. Sobel                                        0                 0                  0                0
David M. Solomon                                         0                 0                  0                0
Judah C. Sommer                                          0                 0                  0                0
Theodore T. Sotir                                        0                 0                  0                0
Daniel L. Sparks                                         0                 0                  0                0
Marc A. Spilker                                          0                 0                  0                0
Daniel W. Stanton                                        0                 0                  0                0
Esta E. Stecher                                          0                 0                  0                0
Cathrine S. Steck                                        0                 0                  0                0
Fredric E. Steck                                         0                 0                  0                0
Robert K. Steel                                          0                 0                  0                0
Robert S. Stellato                                       0                 0                  0                0
Joseph P. Stevens                                        0                 0                  0                0
Raymond S. Stolz                                         0                 0                  0                0
Steven H. Strongin                                       0                 0                  0                0
Andrew J. Stuart                   Australia             0                 0                  0                0

----------------------------------
(10)   Shared with family members.

                                  ITEM 6
                                CITIZENSHIP                           ITEM 8          ITEM 9            ITEM 10
                              (UNITED STATES        ITEM 7        SHARED VOTING        SOLE              SHARED
                                  UNLESS         SOLE VOTING         POWER OF       DISPOSITIVE        DISPOSITIVE
           ITEM 1                OTHERWISE         POWER OF         UNCOVERED         POWER OF           POWER OF
 NAMES OF REPORTING PERSONS     INDICATED)     UNCOVERED SHARES      SHARES        UNCOVERED SHARES   UNCOVERED SHARES
 --------------------------     ----------     ----------------      ------        ----------------   ----------------
Patrick Sullivan                                      0                 0                0                 0
Hsueh J. Sung                     Taiwan              0                 0                0                 0
George M. Suspanic                 Spain              0                 0                0                 0
Peter D. Sutherland S.C.          Ireland             0                 0                0                 0
Andrew M. Swinburne                 UK                0                 0                0                 0
Gene T. Sykes                                         0                 0                0                 0
Shahriar Tadjbakhsh                                   0                 0                0                 0
Ronald K. Tanemura                UK/USA              0                 0                0                 0
John H. Taylor                                        0                 0                0                 0
Robert E. Taylor                                      0                 0                0                 0
Greg W. Tebbe                                         0                 0                0                 0
Kiyotaka Teranishi                 Japan              0                 0                0                 0
Mark R. Tercek                                        0                 0                0                 0
Donald F. Textor                                      0                 0                0                 0
John A. Thain                                         0                 0                0                 0
Darren S. Thompson                                    0                 0                0                 0
John L. Thornton                                      0                 0                0                 0
Rory T. Tobin                     Ireland             0                 0                0                 0
Daisuke Toki                       Japan              0                 0                0                 0
Massimo Tononi                     Italy              0                 0                0                 0
John R. Tormondsen                                    0                 0                0                 0
Leslie C. Tortora                                     0                 0                0                 0
John L. Townsend III                                  0                 0                0                 0
Mark J. Tracey                      UK                0                 0                0                 0
Stephen S. Trevor                                     0                 0                0                 0
Byron D. Trott                                        0                 0                0                 0
Michael A. Troy                                       0                 0                0                 0
Donald J. Truesdale                                   0                 0                0                 0
Robert B. Tudor III                                   0                 0                0                 0
Thomas E. Tuft                                        0                 0                0                 0
John Tumilty                        UK                0                 0                0                 0
Barry S. Turkanis                                     0                 0                0                 0
Malcolm B. Turnbull              Australia           554                0               554                0
Christopher H. Turner                                 0                 0                0                 0
Thomas B. Tyree, Jr.                                  0                 0                0                 0
Harkanwar Uberoi                   India              0                 0                0                 0
Kaysie P. Uniacke                                     0                 0                0                 0
John E. Urban                                         0                 0                0                 0
Hugo H. Van Vredenburch       The Netherlands         0                 0                0                 0
Lee G. Vance                                          0                 0                0                 0
Corrado P. Varoli                 Canada              0                 0                0                 0
John J. Vaske                                         0                 0                0                 0

                                     ITEM 6
                                  CITIZENSHIP       ITEM 7                             ITEM 9           ITEM 10
                                    (UNITED       SOLE VOTING        ITEM 8             SOLE             SHARED
                                 STATES UNLESS     POWER OF      SHARED VOTING      DISPOSITIVE       DISPOSITIVE
            ITEM 1                 OTHERWISE       UNCOVERED        POWER OF          POWER OF          POWER OF
  NAMES OF REPORTING PERSONS       INDICATED)       SHARES      UNCOVERED SHARES  UNCOVERED SHARES  UNCOVERED SHARES
  --------------------------       ----------       ------      ----------------  ----------------  ----------------
David A. Viniar                                        0               0                 0                 0
Barry S. Volpert                                       0               0                 0                 0
George H. Walker IV                                    0               0                 0                 0
Thomas B. Walker III                                   0               0                 0                 0
Berent A. Wallendahl                 Norway            0               0                 0                 0
David R. Walton                        UK              0               0                 0                 0
Hsueh-Ming Wang                                        0               0                 0                 0
Patrick J. Ward                                        0               0                 0                 0
Haruko Watanuki                      Japan             0               0                 0                 0
Edward F. Watts, Jr.                                   0             300(11)             0               300(11)
David M. Weil                                          0               0                 0                 0
John S. Weinberg                                       0               0                 0                 0
Peter A. Weinberg                                      0               0                 0                 0
Helge Weiner-Trapness                Sweden            0               0                 0                 0
Mark S. Weiss                                          0               0                 0                 0
George W. Wellde, Jr.                                  0               0                 0                 0
Bradley W. Wendt                                       0               0                 0                 0
Lance N. West                                          0               0                 0                 0
Peter Wheeler                          UK              0               0                 0                 0
Barbara A. White                                       0               0                 0                 0
A. Carver Wickman                                      0               0                 0                 0
Susan A. Willetts                                      0               0                 0                 0
Anthony G. Williams                    UK              0               0                 0                 0
Christopher G. Williams                UK              0               0                 0                 0
Gary W. Williams                                       0               0                 0                 0
Todd A. Williams                                       0               0                 0                 0
John S. Willian                                        0               0                 0                 0
Kenneth W. Willman                                     0               0                 0                 0
Kevin D. Willsey                                       0               0                 0                 0
Andrew F. Wilson                  New Zealand          0               0                 0                 0
Kendrick R. Wilson III                                 0               0                 0                 0
Jon Winkelried                                         0               0                 0                 0
Steven J. Wisch                                        0               0                 0                 0
Michael S. Wishart                                     0               0                 0                 0
Richard E. Witten                                      0               0                 0                 0
William H. Wolf, Jr.                                   0               0                 0                 0
Tracy R. Wolstencroft                                  0               0                 0                 0
Zi Wang Xu                          Canada/            0               0                 0                 0
                                  China (PRC)
Richard A. Yacenda                                     0               0                 0                 0
Tetsufumi Yamakawa                   Japan             0               0                 0                 0
Yasuyo Yamazaki                      Japan            11               0                11                 0
Anne Yang                                              0               0                 0                 0
Xiang-Dong Yang                   China (PRC)          0               0                 0                 0


(11)   Shared with family members.

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
 --------------------------       ----------         ------       ----------------      ------      ----------------
Danny O. Yee                                            0                                 0                 0
Jaime E. Yordan                                         0                0                0                 0
W. Thomas York, Jr.                                     0                0                0                 0
Paul M. Young                                           0                0                0                 0
Richard M. Young                                        0                0                0                 0
Michael J. Zamkow                                       0               35(12)            0                35(12)
Paolo Zannoni                       Italy               0                0                0                 0
Yoel Zaoui                          France              0                0                0                 0
Gregory H. Zehner                                       0                0                0                 0
Jide J. Zeitlin                                         0                0                0                 0
Joan H. Zief                                            0                0                0                 0
Joseph R. Zimmel                                        0                0                0                 0
James P. Ziperski                                       0                0                0                 0
Barry L. Zubrow                                         0                0                0                 0
Mark A. Zurack                                          0                0                0                 0

Shares held by 88 private            N/A                0            1,510,376            0           1,510,376
charitable foundations
established by 88 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(13)


----------------------------------------
(12)   Shared with family members.

(13) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
TRUSTS
2000 Carlos A. Cordeiro Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Danny O. Yee Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Girish V. Reddy Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 James M. Sheridan Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 John A. Thain Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Kipp M. Nelson Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Mary Ann Casati Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Michael E. Novogratz Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
2000 Scott S. Prince Grantor
     Retained Annuity Trust                                      0                   0                   0                    0
The Abby Joseph Cohen 2000
     Annuity Trust I                                             0                   0                   0                    0
The Abby Joseph Cohen 2000 Family
     Trust                                                       0                   0                   0                    0
The Adina R. Lopatin 2000 Trust                                  0                   0                   0                    0
The Alexander H. Witten 2000 Trust                               0                   0                   0                    0
The Alexander I. Berlinski 2000
     Trust                                                       0                   0                   0                    0
The Alexander Litzenberger 2000
     Grantor Retained Annuity
     Trust                                                       0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Alexander Litzenberger
     Remainder Trust                                             0                   0                   0                    0
The Alexandra D. Steel 2000 Trust                                0                   0                   0                    0
The Alexis Blood 2000 Trust                                      0                   0                   0                    0
The Alyssa Blood 2000 Trust                                      0                   0                   0                    0
The Amanda Liann Mead 2000 Trust                                 0                   0                   0                    0
Anahue Trust                              Jersey                 0                   0                   0                    0
Andrew L. Fippinger-Millennium
     Trust                                                       0                   0                   0                    0
The Andrew M Alper 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Andrew M. Gordon 2000 Family
     Trust                                                       0                   0                   0                    0
Ann F. Kaplan Two Year Trust
     Dated June 2000                                             0                   0                   0                    0
The Anne R. Witten 2000 Trust                                    0                   0                   0                    0
The Anne Sullivan Wellde 2000
     Trust                                                       0                   0                   0                    0
The Anthony D. Lauto 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Anthony D. Lauto 2000 Family
     Trust                                                       0                   0                   0                    0
The Arthur J. Reimers, III
     Defective Trust 2000              Connecticut               0                   0                   0                    0
Arthur J. Reimers, III Grantor
     Retained Annuity Trust 2000       Connecticut               0                   0                   0                    0
The Avi M. Nash 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Avi M. Nash 2000 Family Trust                                0                   0                   0                    0
The Bari Marissa Schwartz 2000
     Trust                                                       0                   0                   0                    0
Barry A. Kaplan 2000 Family Trust                                0                   0                   0                    0
Barry A. Kaplan 2000 GRAT                                        0                   0                   0                    0
The Barry L. Zubrow 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Barry L. Zubrow 2000 Family
     Trust                                                       0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Benjamin H. Sherlund 2000
     Trust                                                       0                   0                   0                    0
The Benjamin Kraus 2000 Trust                                    0                   0                   0                    0
The Bradley Abelow Family 2000
     Trust                                                       0                   0                   0                    0
The Caceres Novogratz Family Trust                               0                   0                   0                    0
The Carlos A. Cordeiro Trust                                     0                   0                   0                    0
The Charlotte Steel 2000 Trust                                   0                   0                   0                    0
The Charlotte Textor 2000 Trust                                  0                   0                   0                    0
The Christopher A. Cole 2000
     Annuity Trust I                                             0                   0                   0                    0
The Christopher A. Cole 2000
     Family Trust                                                0                   0                   0                    0
The Christopher K. Norton 2000
     Family Trust                                                0                   0                   0                    0
The Christopher Palmisano 2000
     Grantor Retained Annuity
     Trust                                                       0                   0                   0                    0
The Christopher Palmisano
     Remainder Trust                                             0                   0                   0                    0
The Christopher Ryan Tortora 2000
     Trust                                                       0                   0                   0                    0
The Cody J Smith 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Cody J Smith 2000 Family Trust                               0                   0                   0                    0
The Connie K. Duckworth 2000
     Annuity Trust I                                             0                   0                   0                    0
The Connie K. Duckworth 2000
     Family Trust                                                0                   0                   0                    0
The Constance A. Haydock 2000
     Trust                                                       0                   0                   0                    0
The Daniel Alexander Schwartz
     2000 Trust                                                  0                   0                   0                    0
The Daniel M. Neidich 2000
     Annuity Trust I                                             0                   0                   0                    0
The Daniel W. Stanton 2000
     Annuity Trust I                                             0                   0                   0                    0
The Daniel W. Stanton, II 2000
     Trust                                                       0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Danny O. Yee Trust                                           0                   0                   0                    0
The David B. Ford 2000 Annuity
     Trust DTD as of 6/16/2000         Pennsylvania              0                   0                   0                    0
The David B. Heller 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The David B. Heller 2000 Family
     Trust                                                       0                   0                   0                    0
The David G. Lambert 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The David G. Lambert 2000 Family
     Trust                                                       0                   0                   0                    0
The David L. Henle 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The David L. Henle 2000 Family
     Trust                                                       0                   0                   0                    0
The David M. Baum Family 2000
     Trust                              New Jersey               0                   0                   0                    0
The David Viniar 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The David W. Blood 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Donald F. Textor 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Douglas W. Kimmelman Trust                                   0                   0                   0                    0
The Eaddy Adele Kiernan 2000 Trust                               0                   0                   0                    0
The Edward C. Forst 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Edward C. Forst 2000 Family
     Trust                                                       0                   0                   0                    0
The Edward Scott Mead 2000
     Annuity Trust I                                             0                   0                   0                    0
Eff Warren Martin 2000 Childrens
     Trust                              California               0                   0                   0                    0
Eff Warren Martin 2000 Grantor
     Retained Annuity Trust             California               0                   0                   0                    0
The Elizabeth Anne Corrigan 2000
     Trust                                                       0                   0                   0                    0
The Elizabeth H. Coulson 2000
     Trust                                                       0                   0                   0                    0
The Elizabeth L. Heller 2000 Trust                               0                   0                   0                    0
The Elizabeth Lin Mead 2000 Trust                                0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Elizabeth M. Stanton 2000
     Trust                                                       0                   0                   0                    0
The Elizabeth Steel 2000 Trust                                   0                   0                   0                    0
The Ellie Dorit Neustein 2000
     Trust                                                       0                   0                   0                    0
The Emily Austen Katz 2000 Trust                                 0                   0                   0                    0
The Emily Stecher 2000 Trust                                     0                   0                   0                    0
The Emma M.L. Mead 2000 Trust                                    0                   0                   0                    0
The Eric Fithian 2000 Trust                                      0                   0                   0                    0
The Erin Marie Tormondsen 2000
     Trust                                                       0                   0                   0                    0
The Esta Eiger Stecher 2000
     Annuity Trust I                                             0                   0                   0                    0
The Francis J. Ingrassia 2000
     Annuity Trust I                                             0                   0                   0                    0
The Francis J. Ingrassia 2000
     Family Trust                                                0                   0                   0                    0
The Frank L. Coulson III 2000
     Trust                                                       0                   0                   0                    0
The Fredric E. Steck 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Fredric E. Steck 2000 Family
     Trust                                                       0                   0                   0                    0
Gary D. Cohn 2000 Family Trust                                   0                   0                   0                    0
Gary D. Cohn 2000 GRAT                                           0                   0                   0                    0
The Geoffrey T. Grant 2000 Family
     Trust                                                       0                   0                   0                    0
The George H. Walker 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The George H. Walker 2000 Family
     Trust                                                       0                   0                   0                    0
The George W. Wellde, Jr. 2000
     Annuity Trust I                                             0                   0                   0                    0
The George William Wellde, III
     2000 Trust                                                  0                   0                   0                    0
Ghez 2000 GRAT                                                   0                   0                   0                    0
Ghez 2000 Non-GST-Exempt Trust                                   0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Girish V. Reddy Trust                                        0                   0                   0                    0
The Goldenberg 2000 Annuity Trust
     I                                                           0                   0                   0                    0
The Goldenberg 2000 Family Trust                                 0                   0                   0                    0
The Greg M. Ostroff 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Greg M. Ostroff 2000 Family
     Trust                                                       0                   0                   0                    0
The Gregory H. Zehner 2000
     Annuity Trust I                                             0                   0                   0                    0
The Gregory H. Zehner 2000 Family
     Trust                                                       0                   0                   0                    0
The Gregory K. Palm 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Gregory K. Palm 2000 Family
     Trust                                                       0                   0                   0                    0
The Guapulo Trust                         Jersey                 0                   0                   0                    0
The Howard A. Silverstein 2000
     Annuity Trust I                                             0                   0                   0                    0
The Howard A. Silverstein 2000
     Family Trust                                                0                   0                   0                    0
The Howard B. Schiller 2000
     Annuity Trust I                                             0                   0                   0                    0
The Isabelle M.L. Mead 2000 Trust                                0                   0                   0                    0
The J. David Rogers 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The James Alexander Mead 2000
     Trust                                                       0                   0                   0                    0
The James M. Sheridan Trust                                      0                   0                   0                    0
The James Nicholas Katz 2000 Trust                               0                   0                   0                    0
James P. Riley, Jr. 2000 Family
     Trust                                                       0                   0                   0                    0
James P. Riley, Jr. 2000 GRAT                                    0                   0                   0                    0
The Jason Kraus 2000 Trust                                       0                   0                   0                    0
The Jason William Tortora 2000
     Trust                                                       0                   0                   0                    0
The Jeffrey D. Witten 2000 Trust                                 0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Jennifer Lauren Alper 2000
     Trust                                                       0                   0                   0                    0
JG 2000 Trust                                                    0                   0                   0                    0
JG 2000 Trust (continuing trust)                                 0                   0                   0                    0
The John A. Thain Trust                                          0                   0                   0                    0
The John J. Powers 2000 Family
     Trust                                                       0                   0                   0                    0
The John L. Townsend, III 2000
     Annuity Trust I                                             0                   0                   0                    0
The John O. Downing 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The John O. Downing 2000 Family
     Trust                                                       0                   0                   0                    0
The John P. Curtin, Jr. 2000
     Annuity Trust I                                             0                   0                   0                    0
The John P. Curtin, Jr. 2000
     Family Trust                                                0                   0                   0                    0
The John R. Tormondsen 2000
     Annuity Trust I                                             0                   0                   0                    0
The John R. Tormondsen, Jr. 2000
     Trust                                                       0                   0                   0                    0
The John S. Weinberg 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The John S. Weinberg 2000 Family
     Trust                                                       0                   0                   0                    0
The Jonathan G. Neidich 2000 Trust                               0                   0                   0                    0
The Jonathan M. Lopatin 2000
     Annuity Trust I                                             0                   0                   0                    0
The Jordan Viniar 2000 Trust                                     0                   0                   0                    0
The Joseph Della Rosa 2000
     Annuity Trust I                                             0                   0                   0                    0
The Joseph Della Rosa 2000 Family
     Trust                                                       0                   0                   0                    0
The Joseph H. Gleberman 2000
     Annuity Trust I                                             0                   0                   0                    0
The Joseph H. Gleberman 2000
     Family Trust                                                0                   0                   0                    0
The Jun Makihara 2000 Family Trust                               0                   0                   0                    0
The Karen Barlow Corrigan 2000
     Trust                                                       0                   0                   0                    0
The Karen Rebecca Alper 2000 Trust                               0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Karsten Moller & Barbara
     Kahn-Moller Trust                    Jersey                 0                   0                   0                    0
The Katherine A.M. Stanton 2000
     Trust                                                       0                   0                   0                    0
The Katheryn C. Coulson 2000 Trust                               0                   0                   0                    0
The Kathryn Margaret Wellde 2000
     Trust                                                       0                   0                   0                    0
The Kelsey Fithian 2000 Trust                                    0                   0                   0                    0
The Kenneth Litzenberger 2000
     Grantor Retained Annuity
     Trust                                                       0                   0                   0                    0
The Kenneth Litzenberger
     Remainder Trust                                             0                   0                   0                    0
The Kevin W. Kennedy 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Kevin W. Kennedy 2000 Family
     Trust                                                       0                   0                   0                    0
The Kimberly Lynn Macaione 2000
     Trust                                                       0                   0                   0                    0
The Kimberly R. Textor 2000 Trust                                0                   0                   0                    0
The Kipp M. Nelson Trust                                         0                   0                   0                    0
The Kyle F. Textor 2000 Trust                                    0                   0                   0                    0
The Lauren Schiller 2000 Trust                                   0                   0                   0                    0
The Lawrence R. Buchalter 2000
     Annuity Trust I                                             0                   0                   0                    0
The Lawrence R. Buchalter 2000
     Family Trust                                                0                   0                   0                    0
The Lee G. Vance 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Lee G. Vance 2000 Family Trust                               0                   0                   0                    0
The Leslie C. Tortora 2000
     Annuity Trust I                                             0                   0                   0                    0
Lloyd C. Blankfein 2000 Family
     Trust                                                       0                   0                   0                    0
Lloyd C. Blankfein 2000 GRAT                                     0                   0                   0                    0
The Louise Rice Townsend 2000
     Trust                                                       0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
M. Roch Hillenbrand Trust f/b/o
     C. Justin Hillenbrand              New Jersey               0                   0                   0                    0
M. Roch Hillenbrand Trust f/b/o
     Molly D. Hillenbrand               New Jersey               0                   0                   0                    0
The Mallory G. Neidich 2000 Trust                                0                   0                   0                    0
The Marc A. Spilker 2000 Family
     Trust                                                       0                   0                   0                    0
The Mark A. Zurack 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Mark A. Zurack 2000 Family
     Trust                                                       0                   0                   0                    0
The Mark A. Zurack 2000 Issue
     Trust                                                       0                   0                   0                    0
Mark Dehnert Living Trust                Illinois                0                   0                   0                    0
The Mark Schwartz 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Mark Tercek 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Mark Tercek 2000 Family Trust                                0                   0                   0                    0
Marks 2000                                                       0                   0                   0                    0
Marks 2000 (continuing trust)                                    0                   0                   0                    0
The Mary Agnes Reilly Kiernan
     2000 Trust                                                  0                   0                   0                    0
The Mary Ann Casati Trust                                        0                   0                   0                    0
The Matthew D. Rogers 2000 Trust                                 0                   0                   0                    0
The Matthew Peter Mortara 2000
     Trust                                                       0                   0                   0                    0
The Maya Bettina Linden 2000 Trust                               0                   0                   0                    0
The Merritt Moore Townsend 2000
     Trust                                                       0                   0                   0                    0
The Mesdag Family Trust                  Delaware                0                   0                   0                    0
The Michael A. Price 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Michael A. Price 2000 Family
     Trust                                                       0                   0                   0                    0
The Michael D. Ryan 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Michael D. Ryan 2000 Family
     Trust                                                       0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Michael J. Zamkow 2000
     Annuity Trust I                                             0                   0                   0                    0
The Michael J. Zamkow 2000 Family
     Trust                                                       0                   0                   0                    0
The Michael P. Mortara 2000
     Annuity Trust I                                             0                   0                   0                    0
The Michael Paul Mortara 2000
     Trust                                                       0                   0                   0                    0
The Michael Stecher 2000 Trust                                   0                   0                   0                    0
The Milton R. Berlinski 2000
     Annuity Trust I                                             0                   0                   0                    0
The Mossavar-Rahmani 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Mossavar-Rahmani 2000 Family
     Trust                                                       0                   0                   0                    0
Murphy 2000                                                      0                   0                   0                    0
Murphy 2000 (continuing trust)                                   0                   0                   0                    0
The Natalie Cailyn Rogers 2000
     Trust                                                       0                   0                   0                    0
The Nicole Schiller 2000 Trust                                   0                   0                   0                    0
The Nina B. Haydock 2000 Trust                                   0                   0                   0                    0
The Peter C. Gerhard 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Peter C. Gerhard 2000 Family
     Trust                                                       0                   0                   0                    0
The Peter D. Kiernan, III 2000
     Annuity Trust I                                             0                   0                   0                    0
The Peter Kiernan IV 2000 Trust                                  0                   0                   0                    0
The Peter S. Kraus 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Philip D. Murphy 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Philip D. Murphy 2000 Family
     Trust                                                       0                   0                   0                    0
The Philip Darivoff 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Rachel M. Darivoff 2000 Trust                                0                   0                   0                    0
The Ralph F. Rosenberg 2000
     Annuity Trust I                                             0                   0                   0                    0
The Ralph F. Rosenberg 2000
     Family Trust                                                0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
Randal M. Fippinger-Millennium
     Trust                                                       0                   0                   0                    0
The Randolph L. Cowen 2000 Family
     Trust                                                       0                   0                   0                    0
Rayas Trust                               Jersey                 0                   0                   0                    0
The Rebecca Viniar 2000 Trust                                    0                   0                   0                    0
The Richard A. Friedman 2000
     Annuity Trust I                                             0                   0                   0                    0
The Richard A. Friedman 2000
     Family Trust                                                0                   0                   0                    0
The Richard A. Sapp 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Richard A. Sapp 2000 Family
     Trust                                                       0                   0                   0                    0
The Richard E. Witten 2000
     Annuity Trust I                                             0                   0                   0                    0
The Richard G. Sherlund 2000
     Annuity Trust I                                             0                   0                   0                    0
Robert A. Fippinger,
     Jr.-Millennium Trust                                        0                   0                   0                    0
The Robert B. Litterman 2000
     Annuity Trust I                                             0                   0                   0                    0
The Robert B. Litterman 2000
     Family Trust                                                0                   0                   0                    0
The Robert B. Morris III 2000
     Annuity Trust I                                             0                   0                   0                    0
The Robert J. Hurst 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Robert J. Hurst 2000 Family
     Trust                                                       0                   0                   0                    0
The Robert J. Katz 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Robert J. O Shea 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Robert J. O Shea 2000 Family
     Trust                                                       0                   0                   0                    0
The Robert J. Pace 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Robert J. Pace 2000 Family
     Trust                                                       0                   0                   0                    0
The Robert K. Steel 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Robert B. Morris III 2000
     Family Trust                                                0                   0                   0                    0
The Robin Neustein 2000 Annuity
     Trust I                                                     0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED             DISPOSITIVE        DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Samantha Schiller 2000 Trust                                 0                   0                   0                    0
The Sarah B. Lopatin 2000 Trust                                  0                   0                   0                    0
The Sarah Delacy Kiernan 2000
     Trust                                                       0                   0                   0                    0
The Sarah M. Darivoff 2000 Trust                                 0                   0                   0                    0
The Sarah Rose Berlinski 2000
     Trust                                                       0                   0                   0                    0
The Scott B. Kapnick 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Scott B. Kapnick 2000 Family
     Trust                                                       0                   0                   0                    0
Scott M. Pinkus 2000 Family Trust       New Jersey               0                   0                   0                    0
Scott M. Pinkus 2000 GRAT               New Jersey               0                   0                   0                    0
The Scott S. Prince Trust                                        0                   0                   0                    0
The Stephen M. Neidich 2000 Trust                                0                   0                   0                    0
The Steven M. Heller, Jr. 2000
     Trust                                                       0                   0                   0                    0
The Steven T. Mnuchin 2000
     Annuity Trust I                                             0                   0                   0                    0
The Steven T. Mnuchin 2000 Family
     Trust                                                       0                   0                   0                    0
The Stuart Mark Rothenberg 2000
     Annuity Trust I                                             0                   0                   0                    0
The Stuart Mark Rothenberg 2000
     Family Trust                                                0                   0                   0                    0
The Terence M. O Toole 2000
     Annuity Trust I                                             0                   0                   0                    0
The Terence M. O Toole 2000
     Family Trust                                                0                   0                   0                    0
The Tess Augusta Linden 2000 Trust                               0                   0                   0                    0
The Thomas K. Montag 2000 Annuity
     Trust I                                                     0                   0                   0                    0
The Thomas K. Montag 2000 Family
     Trust                                                       0                   0                   0                    0
The Tracy Richard Wolstencroft
     2000 Annuity Trust I                                        0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED            DISPOSITIVE         DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
The Tracy Richard Wolstencroft
     2000 Family Trust                                           0                   0                   0                    0
Trust for the benefit of David
     Ford, Jr. under Indenture of
     Trust B of David B. Ford
     dated 6/16/00                     Pennsylvania              0                   0                   0                    0
Trust for the benefit of Jamie
     Ford under Indenture of
     Trust B of David B. Ford
     dated as of 6/16/00               Pennsylvania              0                   0                   0                    0
Vyrona Trust                              Jersey                 0                   0                   0                    0
The Walter H. Haydock 2000
     Annuity Trust I                                             0                   0                   0                    0
The Walter H. Haydock, Jr. 2000
     Trust                                                       0                   0                   0                    0
The William C. Sherlund 2000 Trust                               0                   0                   0                    0
The William Keith Litzenberger
     2000 Grantor Retained
     Annuity Trust                                               0                   0                   0                    0
The William Keith Litzenberger
     Remainder Trust                                             0                   0                   0                    0
The Zachariah Cobrinik 2000
     Annuity Trust I                                             0                   0                   0                    0
The Zachariah Cobrinik Family
     2000 Trust                                                  0                   0                   0                    0



PARTNERSHIPS
ALS Investment Partners, L.P.            Delaware                0                   0                   0                    0
Beech Associates, L.P.                   Delaware                0                   0                   0                    0
Crestley, L.P.                           Delaware                0                   0                   0                    0
Daniel G. Brennan Family Limited
     Partnership                         Illinois                0                   0                   0                    0
Greenley Partners, L.P.                  Delaware                0                   0                   0                    0
HEMPA Limited Partnership                Delaware                0                   0                   0                    0
JSS Investment Partners, L.P.            Delaware                0                   0                   0                    0
Mesdag Family Limited Partnership        Delaware                0                   0                   0                    0

                                           ITEM 6
                                          PLACE OF                                                      ITEM 9              ITEM 10
                                       ORGANIZATION            ITEM 7              ITEM 8               SOLE               SHARED
                                         (NEW YORK          SOLE VOTING            SHARED            DISPOSITIVE         DISPOSITIVE
              ITEM 1                       UNLESS             POWER OF           VOTING POWER          POWER OF            POWER OF
        NAMES OF REPORTING               OTHERWISE           UNCOVERED           OF UNCOVERED         UNCOVERED           UNCOVERED
             PERSONS                     INDICATED)            SHARES               SHARES             SHARES              SHARES
-----------------------------------    -------------        -----------          ------------         ----------         -----------
Mijen Family Partnership                 Illinois                0                   0                   0                    0
Opatrny Investment Partners, L.P.        Delaware                0                   0                   0                    0
Rantz GS Investment Partners, L.P.       Delaware                0                   0                   0                    0
Savitz Investment Partners, L.P.         Delaware                0                   0                   0                    0
The Litzenberger Family Limited
     Partnership                         Delaware                0                   0                   0                    0
The Rizner Family Limited
     Partnership                         Illinois                0                   0                   0                    0
Trott GS Investment Partners, L.P.       Delaware                0                   0                   0                    0
Tuft GS Investment Partners, L.P.        Delaware                0                   0                   0                    0
Windy Hill Investment Company II,
     L.P.                                Delaware                0                   0                   0                    0
Winkelried Investment Partners,
     L.P.                                Delaware                0                   0                   0                    0


CORPORATIONS
Anahue Limited                            Jersey                 0                   0                   0                    0
Guapulo Holdings Ltd                      Jersey                 0                   0                   0                    0
HJS2 Limited                          Cayman Islands             0                   0                   0                    0
Majix Limited                             Jersey                 0                   0                   0                    0
Melalula Limited                          Jersey                 0                   0                   0                    0
RJG Holding Company                   Cayman Islands             0                   0                   0                    0
Robinelli Limited                         Jersey                 0                   0                   0                    0
Vyrona Holdings Limited                   Jersey                 0                   0                   0                    0
Zurrah Limited                            Jersey                 0                   0                   0                    0

         This Amendment No. 5 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 5 is being filed principally because on August 1, 2000, certain Covered Persons agreed to sell Covered Shares in an underwritten registered public offering.

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each of The Daniel G. Brennan Family Limited Partnership, Mark Dehnert Living Trust, Mijen Family Partnership and The Rizner Family Limited Partnership, and each other Covered Person who is not an individual (the "Estate Planning Covered Persons") is a trust, limited partnership or corporation created by an Individual Covered Person solely for estate planning purposes. The Covered Persons listed in Appendix A under the caption "Partnerships" are limited partnerships of which an Individual Covered Person is general partner. Each Estate Planning Covered Persons listed in Appendix A under the caption "Corporations" (a "Corporate Estate Planning Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Estate Planning Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and (iii) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years, no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees; and
(v) the Estate Planning Covered Persons have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         GS Inc. has indicated in its public filings that it intends to establish a program, beginning in the fourth fiscal quarter of 2000, to permit the PMDs to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex C, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex D or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull. Under these restrictions, each such PMD and Hull Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         The Shareholders' Committee will waive the Partner Transfer Restrictions to permit the sale of Covered Shares by certain Covered Persons in a registered underwritten public offering, as described in Annex D.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to the Corporate Estate Planning Covered Persons, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each Corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the Corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock to charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument (the "Charitable Supplement"). The following is a description of the

Registration Rights Instrument, as supplemented by the Charitable Supplement. The Registration Rights Instrument and the Charitable Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplement, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplement to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplement in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

UNDERWRITING AGREEMENTS AND REGISTRATION RIGHTS INSTRUMENT FOR REGISTERED SECONDARY OFFERING

         In connection with the sale by certain Covered Persons of shares of Common Stock in a registered underwritten public offering, as described in Annex D hereto, GS Inc. entered into three Underwriting Agreements and a Supplemental Registration Rights Instrument (the "Secondary Offering Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Underwriting Agreements and the Registration Rights Instrument, as supplemented by the Secondary Offering Supplement. The Underwriting Agreements, the Registration Rights Instrument and the Secondary Offering Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         On August 1, 2000, the Covered Persons specified in the third table in Annex D (the "Selling Stockholders") entered into the Underwriting Agreements with the underwriters listed therein (the "Underwriters"). Under the Underwriting Agreements, the Selling Stockholders have severally agreed to sell an aggregate of 16,140,413 Covered Shares to the Underwriters, at $99.75 per share, for settlement on August 7, 2000. The Selling Stockholders have also granted the Underwriters the option to purchase up to an additional 5,908,457 Covered Shares, at $99.75 per share, at any time prior to August 31, 2000.

         Pursuant to the Registration Rights Instrument and the Secondary Offering Supplement, GS Inc. has agreed to register certain shares of Common Stock for sale by the Selling Stockholders. GS Inc. has agreed in the Underwriting Agreements, the Registration Rights Instrument and the Secondary Offering Supplement to pay all of the fees and expenses relating to the offering by the Selling Stockholders, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Selling Stockholders in connection with their sales. GS Inc. has agreed in the Secondary Offering Supplement to indemnify the Selling Stockholders against certain liabilities, including those arising under the Securities Act.

Item 7.  Material to be Filed as Exhibits

       Exhibit    Description

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000. (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295))

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons.

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000.

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000.

         T.       Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000.

         U. Underwriting Agreement (International Version), dated as of August 1, 2000.

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000.

         W. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

                                                                         ANNEX A



           INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS
                          OF CORPORATE COVERED PERSONS


                                                                                            CONVICTIONS OR          BENEFICIAL
                                                                                             VIOLATIONS OF         OWNERSHIP OF
                                                                                              FEDERAL OR            THE COMMON
                                                                                              STATE LAWS           STOCK OF THE
                                                                       PRESENT             WITHIN THE LAST         GOLDMAN SACHS
      NAME          CITIZENSHIP           BUSINESS ADDRESS            EMPLOYMENT              FIVE YEARS            GROUP, INC.
-----------------  -----------        ---------------------   -----------------------     ---------------     --------------------
Steven M. Bunson        USA            85 Broad Street         Managing Director, The            None          Covered Person, so
                                       New York, NY            Goldman Sachs Group,                            ownership is as set
                                       10004                   Inc.                                            forth in or
                                                                                                               incorporated into
                                                                                                               Item 5 above.

Russell E.              USA            85 Broad Street         Managing Director, The            None          Covered Person, so
Makowsky                               New York, NY            Goldman Sachs Group,                            ownership is as set
                                       10004                   Inc.                                            forth in or
                                                                                                               incorporated into
                                                                                                               Item 5 above.

Michael H.              UK             26 New Street,          Partner,                          None          None
Richardson                             St. Helier, Jersey,     Bedell Cristin
                                       JE4 3RA

                                                                         ANNEX B



ITEMS 2(D)
   AND 2(E).  INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS



SBCM holds 7,440,362 shares of Nonvoting Common Stock which, although immediately convertible into Common Stock, cannot currently be converted by SBCM due to restrictions imposed under the Bank Holding Company Act of 1956, as amended.

On September 24, 2000, 20,709 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and 32,046 shares of Common Stock will be delivered upon the exercise of stock options. These shares of Common Stock will be Covered Shares.

                                                                         ANNEX D

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
            SCHEDULE 13D

On July 12, 2000, the transfer restrictions on an aggregate of 165,750 shares of Common Stock were waived to permit the donation of these Covered Shares by 10 Covered Persons to CAF Nominees Ltd., a public charitable institute.

The following sales of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

  COVERED PERSON              TRADE DATE     NUMBER OF SHARES      PRICE PER SHARE
  -----------------------     ----------     ----------------      ---------------
  Jaime E. Yordan             7/12/00               12,500               $100.13

  Jaime E. Yordan             7/13/00               10,000                103.56

  John P. Curtin, Jr.         7/20/00               10,000                104.16


The following sales of shares of Common Stock were made by the following Covered Persons through ChaseMellon Financial Services, L.L.C. for cash on the New York Stock Exchange:

  COVERED PERSON                                     TRADE DATE                NUMBER OF SHARES                PRICE PER SHARE
----------------------------------                  ----------------           ------------------             -----------------
  Charles K. Brown                                   7/10/00                           1,978                          $95.78

  Matthieu B. Duncan                                 7/10/00                             249                           95.78

  Matthieu B. Duncan                                 7/10/00                             987                           95.78

  Matthias K. Frisch                                 7/10/00                             700                           95.78

  Robert G. Hottensen, Jr.                           7/10/00                           1,700                           95.78

  Ewan M. Kirk                                       7/10/00                             230                           95.78

  James P. Ziperski                                  7/10/00                             560                           95.78

  John S. Barakat                                    7/11/00                           2,072                           97.66

  Timothy B. Bunting                                 7/11/00                           1,972                           97.66

  Lawrence V. Calcano                                7/11/00                           3,239                           97.66

  Carmine C. Capossela                               7/11/00                           1,074                           97.66

  Calvin R. Carver, Jr.                              7/11/00                             400                           97.66

  Andrew C. Devenport                                7/11/00                             459                           97.66

  Alexander S. Ehrlich                               7/11/00                           1,300                           97.66

  David J. Greenwald                                 7/11/00                             600                           97.66

  Timothy E. Hodgson                                 7/11/00                           1,717                           97.66

  David A. Kaplan                                    7/11/00                             112                           97.66

  David A. Kaplan                                    7/11/00                           1,265                           97.66

  Peggy A. Lamb                                      7/11/00                             978                           97.66

  John J. Lauto                                      7/11/00                             991                           97.66

  Antigone Loudiadis                                 7/11/00                           1,799                           97.66

  John F. W. Rogers                                  7/11/00                           1,000                           97.66

  Katsunori Sago                                     7/11/00                           2,985                           97.66

  J. Michael Sanders                                 7/11/00                           1,000                           97.66

  Mitchell I. Scherzer                               7/11/00                             750                           97.66

  Harvey M. Schwartz                                 7/11/00                           1,061                           97.66

  Robert J. Shea, Jr.                                7/11/00                           1,420                           97.66

  Linda J. Slotnick                                  7/11/00                           1,307                           97.66

  Andrew J. Stuart                                   7/11/00                             400                           97.66

  Andrew J. Stuart                                   7/11/00                           1,000                           97.66

  Richard M. Young                                   7/11/00                             693                           97.66

  COVERED PERSON                                     TRADE DATE                NUMBER OF SHARES                PRICE PER SHARE
----------------------------------                  ----------------           ------------------             -----------------
  James P. Ziperski                                  7/11/00                             544                           97.66

  Calvin R. Carver, Jr.                              7/12/00                             400                          102.09

  John J. Rafter                                     7/12/00                           1,213                          102.09

  John J. Rafter                                     7/12/00                             896                          102.09

  J. Michael Sanders                                 7/12/00                             642                          102.09

  Allen W. Sinsheimer                                7/12/00                           1,165                          102.09

  Allen W. Sinsheimer                                7/12/00                             352                          102.09

  Rory T. Tobin                                      7/12/00                             200                          102.09

  Daisuke Toki                                       7/12/00                             800                          102.09

  James P. Ziperski                                  7/12/00                             500                          102.09

  Peter C. Aberg                                     7/13/00                           1,250                          101.91

  Charles W.A. Bott                                  7/13/00                           1,978                          101.91

  Douglas W. Caterfino                               7/13/00                             236                          101.91

  Robert J. Christie                                 7/13/00                           1,000                          101.91

  Simon P. Dingemans                                 7/13/00                           1,370                          101.91

  William C. Dudley                                  7/13/00                             362                          101.91

  John E. Eisenberg                                  7/13/00                             140                          101.91

  Christopher Grigg                                  7/13/00                           1,350                          101.91

  Daniel E. Holland III                              7/13/00                           1,000                          101.91

  Rustom N. Khandalavala                             7/13/00                           1,000                          101.91

  Jacques Martin                                     7/13/00                           1,285                          101.91

  Jeffrey M. Moslow                                  7/13/00                           1,500                          101.91

  Trevor P. Nash                                     7/13/00                           1,624                          101.91

  Joseph Ravitch                                     7/13/00                           1,000                          101.91

  Harvey M. Schwartz                                 7/13/00                             500                          101.91

  Rory T. Tobin                                      7/13/00                             200                          101.91

  Rory T. Tobin                                      7/13/00                             213                          101.91

  John S. Willian                                    7/13/00                           1,000                          101.91

  Lay Pheng Ang                                      7/14/00                           1,000                          104.66

  Calvin R. Carver, Jr.                              7/14/00                             400                          104.66

  Matthew S. Darnall                                 7/14/00                             750                          104.66

  Matthias K. Frisch                                 7/14/00                             200                          104.66

  Bruce M. Larson                                    7/14/00                           1,050                          104.66

  Richard J. Markowitz                               7/14/00                           1,741                          104.66

  Amos Meron                                         7/14/00                           1,343                          104.66

  Kurt C. Mobley                                     7/14/00                           2,000                          104.66

  Jeffrey M. Moslow                                  7/14/00                             720                          104.66

  Paul S. Schapira                                   7/14/00                             206                          104.66

  Paul S. Schapira                                   7/14/00                             294                          104.66

  Philippe J. Altuzarra                              7/17/00                           3,110                          101.36

  Patrick Y. Baune                                   7/17/00                           1,080                          101.36

  Martin R. Devenish                                 7/17/00                             668                          101.36

  Davide G. Erro                                     7/17/00                             652                          101.36

  Davide G. Erro                                     7/17/00                             959                          101.36

  Bruce J. Evans                                     7/17/00                           1,000                          101.36

  Nobumichi Hattori                                  7/17/00                           1,414                          101.36

  R. Mark Keating                                    7/17/00                             639                          101.36

  Gregory T. Mount                                   7/17/00                             962                          101.36

  Melissa B. Patrusky                                7/17/00                           1,414                          101.36

  David M. Weil                                      7/17/00                           1,706                          101.36

  Xiang-Dong Yang                                    7/17/00                           1,618                          101.36

  Robert A. Beckwitt                                 7/18/00                           1,256                          103.10

  James J. Birch                                     7/18/00                           1,000                          103.10

  Calvin R. Carver, Jr.                              7/18/00                             300                          103.10

  COVERED PERSON                                     TRADE DATE                NUMBER OF SHARES                PRICE PER SHARE
----------------------------------                  ----------------           ------------------             -----------------
  David K. Kaugher                                   7/18/00                             300                          103.10

  Andrew D. Learoyd                                  7/18/00                           1,246                          103.10

  Stephen J. McGuinness                              7/18/00                           2,038                          103.10

  Andrea Ponti                                       7/18/00                           1,093                          103.10

  Andrew J. Stuart                                   7/18/00                             618                          103.10

  Andrew J. Stuart                                   7/18/00                             958                          103.10

  Kenneth W. Willman                                 7/18/00                             121                          103.10

  Kenneth W. Willman                                 7/18/00                             213                          103.10

  Paolo Zannoni                                      7/18/00                           1,974                          103.10

  Paolo Zannoni                                      7/18/00                             843                          103.10

  Michael S. Burton                                  7/19/00                           1,571                          101.14

  Richard M. Campbell-Breeden                        7/19/00                           1,454                          101.14

  Stephen C. Fitzgerald                              7/19/00                             728                          101.14

  Stephen C. Fitzgerald                              7/19/00                             839                          101.14

  Isabelle Hayen                                     7/19/00                           1,086                          101.14

  Isabelle Hayen                                     7/19/00                           1,099                          101.14

  Mark M. Jacobs                                     7/19/00                           1,775                          101.14

  Richard Katz                                       7/19/00                           1,345                          101.14

  R. Mark Keating                                    7/19/00                           1,000                          101.14

  Mark E. Leydecker                                  7/19/00                           1,376                          101.14

  Richard J. Lieb                                    7/19/00                           2,083                          101.14

  James E. Milligan                                  7/19/00                              71                          101.14

  Goran V. Puljic                                    7/19/00                           1,543                          101.14

  Paul S. Schapira                                   7/19/00                             523                          101.14

  Mark F. Slaughter                                  7/19/00                             545                          101.14

  John H. Taylor                                     7/19/00                             823                          101.14

  Rory T. Tobin                                      7/19/00                             200                          101.14

  James J. Birch                                     7/20/00                           1,533                          103.06

  Calvin R. Carver, Jr.                              7/20/00                             400                          103.06

  Robert J. Christie                                 7/20/00                           1,424                          103.06

  Marc I. Cohen                                      7/20/00                           2,005                          103.06

  Matthew T. Fremont-Smith                           7/20/00                           1,540                          103.06

  Charles G. R. Manby                                7/20/00                           2,294                          103.06

  Warwick M. Negus                                   7/20/00                              51                          103.06

  Warwick M. Negus                                   7/20/00                             904                          103.06

  P. Sheridan Schechner                              7/20/00                           1,500                          103.06

  Mark F. Slaughter                                  7/20/00                             980                          103.06

  Michael M. Smith                                   7/20/00                           2,197                          103.06

  Steven H. Strongin                                 7/20/00                             460                          103.06

  John Tumilty                                       7/20/00                             595                          103.06

  Carl-Georg Bauer-Schlichtegroll                    7/21/00                           1,129                          103.68

  Stuart N. Bernstein                                7/21/00                             503                          103.68

  Randall A. Blumenthal                              7/21/00                           1,182                          103.68

  Virginia E. Carter                                 7/21/00                           1,274                          103.68

  Neil D. Crowder                                    7/21/00                           1,092                          103.68

  Matthias K. Frisch                                 7/21/00                             800                          103.68

  Arthur J. Hass                                     7/21/00                           1,000                          103.68

  Teresa E. Holliday                                 7/21/00                             193                          103.68

  Robert D. Hormats                                  7/21/00                           1,164                          103.68

  Thomas B. Lewis, Jr.                               7/21/00                             500                          103.68

  Jorge O. Mariscal                                  7/21/00                           1,000                          103.68

  Andrea Ponti                                       7/21/00                             876                          103.68

  Kevin A. Quinn                                     7/21/00                           1,491                          103.68

  Richard P. Simon                                   7/21/00                           1,966                          103.68

  COVERED PERSON                                     TRADE DATE                NUMBER OF SHARES                PRICE PER SHARE
----------------------------------                  ----------------           ------------------             -----------------
  Ravi M. Singh                                      7/21/00                           1,472                          103.68

  Judah C. Sommer                                    7/21/00                           1,231                          103.68

  Todd A. Williams                                   7/21/00                           1,691                          103.68


Each of the following Covered Persons has agreed in the Underwriting Agreements referred to in Item 6 above to sell to the Underwriters, on August 7, 2000, the number of shares of Common Stock listed opposite such Covered Person's name at a price of $99.75 per share.

                                                                                    NUMBER OF
                                                      NUMBER OF SHARES,         SHARES, ASSUMING
                                                         ASSUMING NO             THE UNDERWRITERS
                                                       EXERCISE OF THE           EXERCISE THEIR
                                                        UNDERWRITERS'              OPTIONS TO
                                                     OPTIONS TO PURCHASE            PURCHASE
  COVERED PERSON                                      ADDITIONAL SHARES         ADDITIONAL SHARES
  ----------------------------------------           -------------------        ------------------
  Bradley I. Abelow                                           37,064                   50,632

  Andrew M. Alper                                             38,840                   53,058

  Armen A. Avanessians                                       109,564                  149,671

  David Baum                                                  38,109                   52,059

  Ron E. Beller                                               76,309                  104,243

  Milton R. Berlinski                                         61,497                   84,009

  Lloyd C. Blankfein                                         194,200                  265,290

  David W. Blood                                              64,733                   88,430

  Peter L. Briger, Jr.                                        78,980                  107,893

  Richard J. Bronks                                           38,553                   52,665

  Lawrence R. Buchalter                                       72,361                   98,850

  Christopher J. Carrera                                      38,172                   52,145

  Mary Ann Casati                                             38,193                   52,174

  Zachariah Cobrinik                                         101,542                  138,713

  Gary D. Cohn                                               133,875                  182,882

  Christopher A. Cole                                         97,100                  132,645

  Carlos A. Cordeiro                                         141,577                  193,404

  Henry Cornell                                               66,941                   91,445

  Jon S. Corzine                                             411,668                  562,366

  Frank L. Coulson, Jr.                                      152,123                  207,811

  Randolph L. Cowen                                           69,709                   95,228

  Timothy D. Dattels                                          72,406                   98,911

  Gavyn Davies                                               219,572                  299,949

  David A. Dechman                                            37,937                   51,824

  Robert V. Delaney, Jr.                                     113,676                  155,289

  Alexander C. Dibelius                                       24,481                   33,442

  John O. Downing                                            129,467                  176,860

  C. Steven Duncker                                           48,550                   66,323

  Glenn P. Earle                                              72,332                   98,811

  Paul S. Efron                                               38,840                   53,058

  Pieter Maarten Feenstra                                     40,216                   54,938

  Lawton W. Fitt                                             112,455                  153,621

  David B. Ford                                               71,207                   97,273

  Edward C. Forst                                             32,367                   44,215

  Christopher G. French                                       39,391                   53,811

  Richard A. Friedman                                        226,567                  309,505

  Joseph D. Gatto                                            113,267                  154,730

  Peter C. Gerhard                                           135,070                  184,515

  Jeffrey B. Goldenberg                                       25,524                   34,867

                                                                                    NUMBER OF
                                                      NUMBER OF SHARES,         SHARES, ASSUMING
                                                         ASSUMING NO             THE UNDERWRITERS
                                                       EXERCISE OF THE           EXERCISE THEIR
                                                        UNDERWRITERS'              OPTIONS TO
                                                     OPTIONS TO PURCHASE            PURCHASE
  COVERED PERSON                                      ADDITIONAL SHARES         ADDITIONAL SHARES
  ----------------------------------------           -------------------        ------------------
  Jacob D. Goldfield                                         205,203                  280,321

  Amy O. Goodfriend                                           25,893                   35,372

  Andrew M. Gordon                                            32,367                   44,215

  Geoffrey T. Grant                                           68,904                   94,128

  Joseph D. Gutman                                            46,940                   64,123

  Robert S. Harrison                                          79,110                  108,069

  Thomas J. Healey                                           142,100                  194,118

  Sylvain M. Hefes                                             9,440                   67,806

  David B. Heller                                             64,733                   88,430

  Mary C. Henry                                               71,094                   97,119

  Jacquelyn M. Hoffman-Zehner                                 55,658                   76,032

  Fern Hurst                                                  32,367                   44,215

  Robert J. Hurst                                            184,490                  252,026

  Timothy J. Ingrassia                                        39,492                   53,948

  Reuben Jeffery III                                         143,700                  196,304

  Stefan J. Jentzsch                                          36,420                   49,752

  Barry A. Kaplan                                             71,228                   97,302

  Robert J. Katz                                             178,016                  243,183

  Kevin W. Kennedy                                           209,289                  285,902

  Douglas W. Kimmelman                                        69,610                   95,092

  Bradford C. Koenig                                          79,039                  107,973

  Jonathan L. Kolatch                                         84,177                  114,992

  David G. Lambert                                            56,251                   76,843

  Thomas D. Lasersohn                                         38,566                   52,683

  Matthew G. L'Heureux                                        37,545                   51,289

  Lawrence H. Linden                                         132,344                  180,791

  Robert Litterman                                           106,951                  146,102

  Robert H. Litzenberger                                      38,806                   53,012

  Jonathan M. Lopatin                                         93,992                  128,399

  Michael R. Lynch                                           168,307                  229,918

  Ronald G. Marks                                             72,561                   99,123

  Eff W. Martin                                              191,440                  261,519

  John P. McNulty                                            214,876                  293,535

  E. Scott Mead                                              122,993                  168,017

  T. Willem Mesdag                                            32,367                   44,215

  Eric M. Mindich                                            134,386                  183,581

  Steven T. Mnuchin                                          135,930                  185,689

  Karsten N. Moller                                           23,149                   49,926

  Thomas K. Montag                                           132,233                  180,639

  Robert B. Morris III                                       169,820                  231,986

  Michael Mortara                                            254,868                  348,167

  Sharmin Mossavar-Rahmani                                   113,283                  154,753

  Edward A. Mule                                             113,283                  154,753

  Thomas S. Murphy, Jr.                                       38,840                   53,058

  Avi M. Nash                                                 38,840                   53,058

  Daniel M. Neidich                                          261,904                  357,778

  Kipp M. Nelson                                              86,543                  118,223

  Robin Neustein                                             174,061                  237,779

                                                                                    NUMBER OF
                                                      NUMBER OF SHARES,         SHARES, ASSUMING
                                                         ASSUMING NO             THE UNDERWRITERS
                                                       EXERCISE OF THE           EXERCISE THEIR
                                                        UNDERWRITERS'              OPTIONS TO
                                                     OPTIONS TO PURCHASE            PURCHASE
  COVERED PERSON                                      ADDITIONAL SHARES         ADDITIONAL SHARES
  ----------------------------------------           -------------------        ------------------
  Suzanne M. Nora Johnson                                    139,532                  190,610

  Michael E. Novogratz                                        37,064                   50,632

  Terence J. O'Neill                                         130,590                  178,395

  Timothy J. O'Neill                                         152,771                  208,695

  Donald C. Opatrny, Jr.                                     196,140                  267,940

  Robert J. O'Shea                                           135,423                  184,996

  Greg M. Ostroff                                             39,123                   53,444

  Robert J. Pace                                              37,417                   51,113

  Gregory K. Palm                                            166,593                  227,577

  Scott M. Pinkus                                            180,004                  245,897

  John J. Powers                                             161,833                  221,075

  Michael A. Price                                            38,648                   52,795

  Scott Prince                                                38,184                   52,162

  Stephen D. Quinn                                           136,339                  186,248

  Michael G. Rantz                                           122,086                  166,777

  Girish V. Reddy                                             57,254                   78,213

  Arthur J. Reimers III                                      149,929                  204,813

  James P. Riley, Jr.                                        182,446                  249,234

  Simon M. Robertson                                         111,876                  152,830

  J. David Rogers                                             80,917                  110,538

  Emmanuel Roman                                                   0                    3,444

  Ralph F. Rosenberg                                          37,108                   50,693

  Stuart M. Rothenberg                                        78,900                  107,782

  Michael S. Rubinoff                                         38,488                   52,577

  Richard M. Ruzika                                           37,007                   50,554

  Jeri Lynn Ryan                                              21,658                   29,587

  Michael D. Ryan                                             32,367                   44,215

  Joseph Sassoon                                             121,251                  165,637

  Muneer A. Satter                                            68,532                   93,619

  Jonathan S. Savitz                                          37,930                   51,816

  Peter Savitz                                               101,684                  138,908

  Howard B. Schiller                                          79,212                  108,208

  Antoine Schwartz                                            40,457                   55,267

  Eric S. Schwartz                                           133,528                  182,408

  Charles B. Seelig, Jr.                                     135,368                  184,922

  Steven M. Shafran                                           56,504                   77,188

  Richard G. Sherlund                                        112,714                  153,974

  Michael S. Sherwood                                        129,113                  176,376

  Howard A. Silverstein                                       89,332                  122,033

  Dinakar Singh                                               37,916                   51,796

  Christian J. Siva-Jothy                                     35,603                   48,637

  Cody J Smith                                                95,172                  130,011

  Jonathan S. Sobel                                           37,831                   51,680

  Marc A. Spilker                                             70,508                   96,319

  Daniel W. Stanton                                          119,757                  163,596

  Esta E. Stecher                                             98,590                  134,681

  Cathrine S. Steck                                           29,130                   39,794

  Fredric E. Steck                                            38,840                   53,058

                                                                                    NUMBER OF
                                                      NUMBER OF SHARES,         SHARES, ASSUMING
                                                         ASSUMING NO             THE UNDERWRITERS
                                                       EXERCISE OF THE           EXERCISE THEIR
                                                        UNDERWRITERS'              OPTIONS TO
                                                     OPTIONS TO PURCHASE            PURCHASE
  COVERED PERSON                                      ADDITIONAL SHARES         ADDITIONAL SHARES
  ----------------------------------------           -------------------        ------------------
  Gene T. Sykes                                              129,467                  176,860

  Mark R. Tercek                                              81,969                  111,974

  Donald F. Textor                                           125,735                  171,762

  John R. Tormondsen                                          48,550                   66,323

  Leslie C. Tortora                                          165,109                  225,550

  John L. Townsend III                                       133,632                  182,550

  Byron D. Trott                                              77,680                  106,116

  Robert B. Tudor III                                         38,744                   52,926

  Malcolm B. Turnbull*                                        40,457                   55,267

  John E. Urban                                               25,893                   35,372

  Lee G. Vance                                               158,393                  216,376

  George H. Walker IV                                         38,929                   53,179

  Thomas B. Walker III                                       179,463                  245,159

  Patrick J. Ward                                            229,699                  313,784

  George W. Wellde, Jr.                                      129,467                  176,860

  Kendrick R. Wilson III                                     100,363                  137,103

  Jon Winkelried                                             214,643                  293,216

  Steven J. Wisch                                             69,390                   94,792

  Richard E. Witten                                          129,467                  176,860

  Tracy R. Wolstencroft                                      113,487                  155,030

  Danny O. Yee                                                99,464                  135,874

  Gregory H. Zehner                                           69,795                   95,344

  Joseph R. Zimmel                                           175,345                  239,533

  Barry L. Zubrow                                            194,200                  265,290

  Mark A. Zurack                                              93,525                  127,762


  TRUSTS

  Anahue Trust                                                40,216                   54,938

  The Karsten Moller & Barbara Kahn-Moller Trust              50,000                   50,000

  Rayas Trust                                                 39,123                   50,000

  Vyrona Trust                                               150,000                  150,000


  PARTNERSHIPS

  Daniel G. Brennan Family Limited Partnership                12,013                   16,411


  CORPORATIONS

  HJS2 Limited                                                39,918                   54,530

  Majix Limited                                               64,733                   88,430

  Melalula Limited                                           145,031                  198,122

----------

*    Includes shares held by a corporation wholly owned by the Covered Person.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 2, 2000
                                                 By:  /s/ Gregory K. Palm
                                                   ----------------------------
                                                    Name:  Gregory K. Palm
                                                    Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

       Exhibit    Description

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000. (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295))

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons.

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000.

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000.

         T.       Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000.

         U. Underwriting Agreement (International Version), dated as of August 1, 2000.

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000.

         W. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).